As filed with the Securities and Exchange Commission on November 19, 1998


                                                    Registration No.   333-64623
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------


                                 AMENDMENT NO. 1
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                 MENTORTECH INC.
             (Exact name of registrant as specified in its charter)


           Delaware                                      13-3260705
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                       Identification No.)

                             ROY MACHNES, PRESIDENT
                                 MENTORTECH INC.
                               462 Seventh Avenue
                            New York, New York 10018
                                 (212) 736-5870

            (Name, address, including zip code, and telephone number, including area code, of agent for service; address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------
                                   Copies to:

                               STEVEN J. GLUSBAND
                            Carter, Ledyard & Milburn
                                  2 Wall Street
                            New York, New York 10005
                               TEL: (212) 732-3200
                               FAX: (212) 732-3232
                              --------------------

     Approximate date of commencement of proposed sale to the public: As soon as possible after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                             Proposed
       Title of Each Class of                                 Maximum                  Proposed                  Amount of
             Securities                Amount to be     Offering Price per        Maximum Aggregate             Registration
          to be Registered              Registered           Share(1)               Offering Price                  Fee
=============================================================================================================================

Number of shares of Common
Stock, par value $.01 per share.....    1,818,430              $4.50                $8,182,935(2)               $2,413.97(2)
-----------------------------------------------------------------------------------------------------------------------------
Number of shares of Common
Stock, par value $.01 per share
being carried forward...............    1,436,776              $4.80                $6,896,525                  $2,021.99(3)
-----------------------------------------------------------------------------------------------------------------------------
Number of shares of Common
Stock, par value $.01 per share
being carried forward...............      361,396              $2.64                  $954,085                    $289.11(4)
-----------------------------------------------------------------------------------------------------------------------------
Number of shares of Common
Stock, par value $.01 per share
being carried forward...............       48,395             $20.00                  $433,950.00               $2,068.97(5)
-----------------------------------------------------------------------------------------------------------------------------
Total...............................    3,664,997               --                        --                    $2,413.97
                                                                                                                =========
=============================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457.
(2)  Previously paid.
(3) Paid with the filing of Registration Statement on Form SB-2, File No. 333-45173.
(4) Paid with the filing of Registration Statement on Form SB-2, File No. 333-3677.
(5)  Paid  with the  filing of  Registration  Statement  on Form  S-2,  File No.
     33-93482.
                                ----------------



     Pursuant to Rule 429 under the Securities Act of 1933 the combined Prospectus contained in this Registration Statement applies and shall be used in connection with the Registrant's Registration Statement on Form S-3, Commission File No. 333-45173.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                 Subject to Completion: Dated November 19, 1998


PROSPECTUS



                                 MENTORTECH INC.
                               3,664,997 Shares of
                                  Common Stock
                            $.01 Par Value Per Share
                                   -----------

     This Prospectus relates to the resale (the "Offering") of up to 3,664,997 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of Mentortech Inc. (the "Company") by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Shares may be offered from time to time in transactions effected through the over-the-counter market on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board, in negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. In addition, one of the Selling Stockholders, Mashov Computers Marketing Ltd. ("MCM"), a publicly traded company in Israel, has notified the Company that it intends to distribute its 2,214,565 Shares to its shareholders by way of a dividend. The Selling Stockholders and certain persons who purchase shares from them, including broker-dealers acting as principals who may resell the Shares, may be deemed "underwriters," as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

     The Selling Stockholders acquired the Shares through (i) a March 1995 private placement of Convertible Preferred Stock and warrants to purchase Common Stock (the "1995 Warrants") of the Company (the "1995 Private Placement"); (ii) the issuance of warrants as a result of the Company's noncompliance with the terms of the 1995 Private Placement which required that a Registration Statement on Form S-2 be declared effective on a specific date (the "Penalty Securities");
(iii) the issuance of warrants pursuant to antidilution provisions of prior offerings (the "Antidilution Securities"); (iv) the conversion of bridge loans made to the Company in December 1995 (the "1995 Bridge Loans") and October 1996 (the "1996 Bridge Loans" and together with the 1995 Bridge Loans, sometimes collectively referred to as the "Bridge Loans"); (v) the issuance of 1,818,430 shares of Common Stock to MCM in consideration of the sale of two of its subsidiaries to the Company in February 1997; (vi) a December 1997 private placement (the "1997 Private Placement") of units consisting of 511,364 shares of Common Stock and warrants to purchase 255,682 shares of Common Stock at $4.40 per share (the "1997 Warrants"); and (vii) the conversion by MCM of $1,162,000 of debt into 264,090 shares of Common Stock and 132,045 1997 Warrants. (which warrants were subsequently exercised). This Prospectus also relates to 255,682 Shares issuable upon exercise of two-year warrants issued in December 1997 that are exercisable at a price of $4.40 per share and 153,356 shares of Common Stock issuable upon exercise of warrants sold to the Company's financial consultant, Brean Murray & Co., Inc. in January 1998 (the "Brean Murray

Warrants") having exercise prices ranging from $4.40 to $8.56 per share. The above-mentioned Convertible Preferred Stock, 1995 Warrants, Penalty Securities, Antidilution Securities and Bridge Loans were converted into 42,552 shares of Common Stock pursuant to a Conversion and Waiver Agreement dated February 6, 1997 and effective February 13, 1997 (the "Conversion Agreement").

     The Company will not receive any of the proceeds from the sale of any of the Shares. MCM has agreed to bear the expenses in connection with the registration of the Shares being offered hereby, which are estimated to be $30,000. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.


     The Company's Common Stock is quoted on the over-the-counter market on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board, under the symbol "MNTK." The last reported trade of the Common Stock was on November 17, 1998 at $4.00 per share.


     The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 9.
                                   ----------


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                   ----------


                 The date of this Prospectus is November , 1998.

                              AVAILABLE INFORMATION

     The  Company is subject to the  reporting  requirements  of the  Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 124, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices: Northeast Regional Office, Suite 1300, Seven World Trade Center, 13th Floor, New York, New York 10048, and Midwest Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of such material may also be obtained from the Public Reference Section of the Commission at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

     A Registration Statement on Form S-3 relating to this offering (the "Registration Statement") has been filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information pertaining to this offering, reference is made to the Registration Statement, including the exhibits filed as a part thereof.


                           FORWARD LOOKING STATEMENTS

     Certain non-historical statements contained in this Prospectus and the Reports incorporated herein by reference are forward-looking statements, which involve known and unknown risks and uncertainties. The Company is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward looking statements. Examples of forward looking statements include, but are not limited to: (i) projections of capital expenditures, revenues, growth, prospects, financial resources and other financial matters; (ii) statements of plans or objectives of the Company; and
(iii) statements using the words "anticipate," "expect," "may," "intend" or similar expressions.

     The Company's ability to predict projected results or the effects of certain events on the Company's operating results is inherently uncertain. Therefore, the Company wishes to caution readers of this Prospectus to carefully consider the matters set forth under the caption "Risk Factors" and certain other matters discussed herein and in other publicly available information. Such factors and many other factors beyond the control of the Company's management could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. See "Risk Factors."


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 and its quarterly report on Form 10-QSB for the three and nine months ended September 30, 1998 as filed with the Commission are incorporated herein by rreference in this Prospectus.


     All reports and other documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY DOCUMENT INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS). REQUESTS SHOULD BE DIRECTED TO THE COMPANY, 462 SEVENTH AVENUE, NEW YORK, NEW YORK 10018, 212-736-5870, ATTENTION: TERRY I. STEINBERG, SECRETARY.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

General

     Mentortech Inc. (the "Company") develops and offers instructor-led training ("ILT") and technology-based training ("TBT") courses for information technology professionals and end-users and also provides consulting services in both the State of Israel and the New York tri-state area, primarily to large business and public sector organizations. The Company's ILT programs include a wide range of introductory and advanced classes in operating systems (including Windows 95, Windows NT, UNIX and Netware), programming languages (including C, C++ and COBOL), databases (including Oracle and MS SQL Server), communication software, integrated software packages, computer graphics, desktop publishing, and groupware products, (including Outlook clients, Exchange Server and Lotus Notes). In Israel, the Company offers an extensive curriculum, including courses in IT professional training which provide full change of career opportunities for individuals seeking to become IT professionals. The Company's TBT software line includes offerings on Lotus Notes, cc: Mail, Microsoft Office, and other end-user titles. The Company's Consulting Services Division ("CSD") provides short to medium term technical consulting and staff augmentation to large and mid-sized organizations in the Northeast region of the United States.

     The Company has been authorized as a training center by a number of software developers, including Microsoft (in both the United States and Israel), Novell, Autocad (in Israel only), Corel, Borland, Apple, Lotus (in the United States only) and Magic. The Company offers an extensive curriculum of Microsoft courses under its Microsoft Advanced Technical & Education Center Authorization, and Lotus Notes courses under the Company's Lotus Premium Partner and Lotus Authorized Education Center ("LAEC") Status. The authorization status allows the Company to purchase training manuals from the software publishers and offer official vendor courses.

     The Company develops and offers TBT programs for use in conjunction with some of its ILT classes. The Company supplies TBT programs on floppy disks and compact disks for stand-alone PC's, as well as LANs, WANs, Intranets, and the Internet via InterTrainer. InterTrainer is Mentortech's platform for delivering just-in-time, continuous learning directly to the desktop through web browsers. In addition to end-user applications, the Company also develops custom TBT projects for large organizations. These custom TBT titles assist corporations in the training and integration of internal applications and other non-IT related training topics.

     The Company's CSD is responsible for identifying and providing computer personnel, on a temporary basis, to the Company's client base for special projects. The Company provides its clients with its own full-time employees, as well as with independent contractors. Consultants' projects include (i) development of computer programs in accordance with the client's specifications;
(ii)
installation of network operating systems, and networking and communications software tools; (iii) troubleshooting software problems; and (iv) staffing end-user help desk support.

     Demand for training in information technology products is generated by the rapid pace of technology's product cycles. The pace of emerging technologies has increased dramatically and this has fueled a demand for IT training and consulting. The business community continues to adopt the technologies, thus absorbing the continuing introduction of new products. Publishers of tools, operating systems and applications produce new versions, on average, once a year and some even maintain a pace of twice a year or more. For example, the emergence of the Internet has created an urgent need to develop appropriate tools and also train programmers in the platform languages and environment. Following the initial implementation, new technologies have emerged, including HTML, Java, ActiveX, audio and video support. The need to master new versions and products creates continued demand for training and consulting services.

Background

     Effective February 13, 1997, the Company's predecessor, PC Etcetera, Inc. ("PCE U.S.") underwent a change in control pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") between it and MCM, whereby MCM acquired 68.5% of the common stock of PCE U.S. on a fully diluted basis, in consideration for which PCE U.S. acquired Sivan Computers Training Center (1994) Ltd. ("Sivan") and Mashov Computer Based Training (C.B.T.) Ltd. ("Mashov CBT"), both of which corporations are incorporated under the laws of the State of Israel. The stock purchase transaction was accounted for as a reverse acquisition such that Sivan and Mashov CBT were considered the surviving entity, although Mentortech remained the Registrant for purposes of filing periodic reports with the Commission. On March 3, 1998 a one-for-eight reverse split of the Company's Common Stock was effected. All references to the Company's Common Stock in this Prospectus reflect the reverse split.

     The Company was incorporated in New York in March 1985 as PC Executive Center, Inc. It changed its corporate domicile to Delaware in December 1987, at which time it assumed the name PC Etcetera, Inc. The Company changed its name to Mentortech Inc. on August 4, 1997. The Company's executive offices are located at 462 Seventh Avenue, New York, New York 10018 (telephone number: (212) 736-5870).

                                  The Offering



Common Stock offered by the Selling Stockholders...... 3,664,997 Shares (1)
Common Stock to be outstanding after the Offering..... 3,987,246 Shares (1)(2)
Use of proceeds.......................................The Company will not receive any of the pro-
                                                      ceeds from the Offering(3)
Nasdaq Bulletin Board symbol..........................MNTK


_____________


(1) Includes 255,682 shares of Common Stock issuable upon exercise of the 1997 Warrants at $4.40 per share and 153,356 shares of Common Stock issuable upon exercise of warrants issued to Brean Murray & Co., Inc. exercisable at $4.40, $5.68 and $8.56 per share.


(2) Excludes (i) 218,625 shares of Common Stock issuable upon exercise of outstanding options and (ii) 529,375 shares of Common Stock reserved for issuance pursuant to the Company's 1997 Stock Option Plan.

(3) The Company will receive the proceeds from any exercise of the 1997 Warrants or the Brean Murray Warrants, except for those Brean Murray Warrants exercised on a cashless basis.

                                  Risk Factors

     The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                       Selected Consolidated Statements of
                          Operations and Balance Sheet
                      (in thousands, except per share data)


                                                                                                    Nine Months
                                                         Year Ended December 31,                 Ended September 30,
                                                         -----------------------                 -------------------
                                                       1995      1996       1997                1997            1998
                                                       ----      ----       -----               ----            ----
                                                                                                    (Unaudited)
Statement of Operations Data:
Revenues.........................................     $6,651    $9,400     $17,560            $13,083         $14,782
Cost of revenues.................................      3,849     4,713      10,859              8,105           9,327
                                                      ------    ------      ------              -----         -------
Gross profit.....................................      2,802     4,687       6,701              4,978           5,455
Operating expenses:
   General and administrative....................      1,816     3,359       4,171              1,955           2,486
   Sales and marketing...........................        921     1,446       2,698              2,770           3,055
   Research and development......................         --       248         450                340             --
                                                      ------     -----      ------            -------         ------
Income (loss) from operations....................         65      (366)       (618)               (87)           (86)
Interest expense, (net)..........................       (433)     (455)       (233)              (136)          (172)
(Loss) before income taxes.......................       (368)     (821)       (851)
Equity in earnings of affiliate..................         61        68          --
Gain on sale of subsidiary.......................         --        --          --                 44             --
Income taxes.....................................         --       (45)         --                 --             --
                                                      ------     -----      ------              -----          -----
Net income (loss)................................      $(307)    $(798)      $(851)             $(179)         $(258)
                                                      ======    ======      ======              =====          -----
Net income (loss) per share
   Basic.........................................     $(0.16)   $(0.43)     $(0.40)             $(.09)         $(.07)
                                                      ======    ======      ======              =====          =====
   Diluted.......................................     $(0.16)   $(0.43)     $(0.40)             $(.09)         $(.07)
                                                      ======    ======      ======              =====          =====
Number of shares used in computing net
   income (loss) per share
   Basic.........................................      1,875     1,875       2,124              2,048          3,446
                                                       =====     =====       =====              =====          =====
   Diluted.......................................      1,875     1,875       2,124              2,048          3,446
                                                       =====     =====       =====              =====          =====
Dividends........................................         --        --          --                 --             --




                                 December 31, 1997            September 30, 1998
                                 -----------------            ------------------
Balance Sheet Data:                                               (Unaudited)
Working capital (deficiency) ...    $   (147)                   $    (400)
Total assets....................      13,497                       13,332
Total debt......................         737                        1,112
Stockholders' equity............       6,840                        6,237

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.


Business and Market Risks

     Operating Results May Fluctuate. The Company has experienced and may in the future experience significant fluctuations in revenues and operating results from quarter to quarter due to a combination of factors, many of which are beyond the Company's control. These factors include: the timing of significant revenues for the Company's services; new services introductions by the Company or its competitors; changes in the Company's product or service mix that may affect revenues, prices, margins or both; further expansion of the Company's marketing and service operations; disruptions in sources of personnel; changes in personnel costs; regulatory changes; general economic conditions and other factors. The Company's operating expenses are based on anticipated revenue levels, and a high percentage of such expenses are relatively fixed. The Company believes that its quarterly operating results will continue to be subject to significant fluctuations.


     History of Unprofitable Operations; Accumulated Deficit; Working Capital Deficiency. During the fiscal years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998, the Company's operations were unprofitable. No assurance can be given that it will operate on a profitable basis in the future. The ability of the Company to continue its operations successfully is materially dependent upon the marketing of its services and products in a profitable manner and the raising of any additional capital which it may require.


     Company Depends upon Major Customers. There can be no assurance that the Company's current customers will continue to retain the Company or that the Company will be able to sell services to new customers. The loss of any one or more of the Company's major customers could materially and adversely affect the Company's business, operating results and financial condition.

     Market for Company's Services is Highly Competitive. The market for the Company's services is highly competitive and subject to rapid technological change. The Company faces competition from a number of entities which presently provide computer training and consulting services, or market TBT products, similar to those furnished by the Company. The Company also encounters competition from educational institutions providing personal computer training programs, including universities, colleges and adult education centers, and customers' in-house training staffs. Many of the entities which provide ILT and consulting services, and market TBT products, have greater financial and marketing resources than the Company. Increased competition could materially and adversely effect the Company's results of operations through price reductions and loss of market share. There can be no assurance that the Company will be able to continue to compete successfully against its existing competitors or that it will be able to compete successfully against new competitors.

     Cancellation of Software Manufacturers' Authorizations. The Company is authorized to act as a training center by various software manufacturers. Management believes that such authorizations have several advantages, including referrals from the software manufacturers and free listings in the advertising literature published or distributed by such manufacturers. No assurance can be given that the Company will continue to maintain its authorizations or that it will be successful in obtaining new authorizations in the future. The inability to maintain such authorization or obtain new ones could make the Company's training courses and consulting services less attractive to its clients and thus materially adversely effecting its financial results and financial condition.


     The Loss of Key Employees Could Have a Material Adverse Effect on the Company's Business. The Company's success depends to a significant degree upon its executive officers. The loss of any of Roy Machnes, Chairman and Chief Executive Officer, Terry I. Steinberg, Executive Vice President for North American Sales and Marketing, or Elan Penn, Chief Operating Officer of Sivan, could have a material adverse effect on the Company's business. The Company's success also depends upon its ability to attract and retain highly skilled technical, management and other personnel. Competition for such personnel is intense, and the inability to attract and retain additional qualified employees or the loss of current key employees could materially and adversely affect the Company's business, operating results and financial condition.


     Company's Proprietary Technology Has Limited Protection. The Company possesses limited patent or registered intellectual property rights with respect to its TBT technology. The Company depends in part upon its proprietary technology and know-how to differentiate its products and service from those of its competitors. The Company relies on a combination of contractual rights and trade secret laws to protect its proprietary technology. There can be no assurance that the Company will be able to protect its technology or that third parties will not be able to develop similar technology independently.

     Risks Associated with Allegations of Patent Infringement in the Software Industry. The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. There can be no assurance that third parties will not assert infringement claims against the Company in connection with its products, that any such assertion of infringement will not result in litigation, or that the Company would prevail in such litigation or be able to license any valid and infringed patents of third parties on commercially reasonable terms. Furthermore, litigation, regardless of its outcome, could result in substantial cost to and diversion of effort by the Company. Any infringement claims or litigation against the Company could materially and adversely affect the Company's business, results of operations and financial condition.


     Company Will Continue to be Controlled by a Principal Stockholder. MCM, which recently exercised options to purchase 132,045 shares of Common Stock, currently owns approximately 61.89% of the Company's outstanding shares of Common Stock. The Company has been informed by MCM that it intends to distribute all 2,214,565 shares of Common Stock owned by it to its stockholders. As a result of such distribution, MCM's parent, Mashov Computers Ltd. ("Mashov") also a publicly traded company in Israel, will be the owner of approximately 50.39% of the Company's Common Stock. As a result, Mashov Computers Ltd. may be able to exert controlling influence over the outcome of actions requiring stockholder approval, such as the election of the Company's directors, amendments to the

Company's Certificate of Incorporation and mergers. Roy Machnes, Chairman of the Board of Directors and the Company's Chief Executive Officer is also a Director of Mashov, and Elan Penn, a Director of the Company and the Chief Operating Officer of Sivan, is also the Chief Financial Officer of Mashov. In addition, David Assia and Jack Dunietz are both Directors of the Company and of MCM. Messrs. Machnes, Penn, Assia, and Dunietz own 1.5%, 1.2%, 0.56% and 3.15% of voting equity of Mashov, respectively.


     Illiquidity of Trading Market; Sales of Shares Eligible for Future Sale Could Adversely Affect Market Prices for the Company's Common Stock. The Company does not currently meet the initial listing requirements for the Nasdaq SmallCap Market. Accordingly, trading in the Company's Common Stock is conducted in the over-the-counter market on the Nasdaq Bulletin Board where there is presently only a limited trading market for such securities. As a consequence, purchasers of the Shares could find it difficult to dispose of, or obtain accurate quotations as to the market value of such Shares. Sales of substantial amounts of Common Stock of the Company in the public market following the effective date of the Registration Statement of which this Prospectus forms a part could adversely affect the market price for such Common Stock.

     Anti-takeover Provisions of the Company's Certificate of Incorporation and By-Laws May Adversely Affect Holders of Common Stock or Delay or Prevent
Corporate Takeovers. Certain provisions of the Company's Certificate of Incorporation and By-Laws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Certain of such provisions allow the Company to issue preferred stock with rights senior to those of the Common Stock and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. The issuance of preferred stock and certain of the provisions in the Company's Certificate of Incorporation and By-Laws may delay, defer or prevent a change in control of the Company. The mere existence of these provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock and therefore may have a depressive effect on the market price of the Common Stock.

     Delaware Anti-takeover Provisions May Adversely Affect Holders of Common Stock or Delay or Prevent Corporate Takeovers. Section 203 of the Delaware General Corporation Law restricts certain business combinations with any "interested stockholder" as defined in such law. This statute may delay, defer or prevent a change in control of the Company.


Risks Relating to the Company's Operations in Israel

     Operations in Israel. The Company's two Israeli-based subsidiaries were responsible for approximately 67% of the Company revenues in 1997. Accordingly, the Company's operations are directly affected by economic, political and military conditions in Israel. Some of the Company's employees are currently obligated to perform annual reserve duty in the Israeli Defense Forces and are subject to being called for active duty at any time upon the outbreak of hostilities. While the Company has operated effectively under these requirements, no shareholder prediction can be made as to the effect on the Company of any expansion of such obligation.

      Impact of Inflation and Currency Fluctuations. Substantially all of the Company's Israeli operations' expenses were in unlinked New Israeli Shekels ("NIS") and all of the expenses of the Company's Israeli subsidiaries continued to be denominated in unlinked NIS. The Company's results are influenced by the extent to which any inflation in Israel is not offset (or is offset on a lagging basis) by the devaluation of the NIS in relation to the dollar. The inflation rate in Israel was 10.6% in 1996 and 10.7% in 1997. At the same time, the devaluation of the NIS against the dollar was limited to 3.7% in 1996 and 3.7% in 1997. The Company could be adversely affected in the future as a result of currency fluctuations.

                                 USE OF PROCEEDS

     The Company will receive no part of the proceeds from the sale of any of the Shares by any of the Selling Stockholders. Any proceeds from the exercise of the 1997 Warrants or the Brean Murray Warrants will be added to working capital.

                           PRICE RANGE OF COMMON STOCK

     The Common Stock is traded in the over-the-counter market on the National Association of Securities Dealers' Bulletin Board under the symbol "MNTK". The following table sets forth the range of the closing high and low bid prices for the Company's Common Stock as reported by the National Quotation Bureau, Inc. The quotations below reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.





1998                                              High                 Low
----                                              ----                 ---
First Quarter.................................   $4-3/4               $4-1/2
Second Quarter................................    4-3/4                4-1/2
Third Quarter.................................    4-1/2                3
Fourth Quarter (through November 17)..........    4-35/64              4


1997
First Quarter.................................    3                    2
Second Quarter................................    2-1/2                2
Third Quarter.................................    1-3/4                1-1/2
Fourth Quarter................................    4                      3/4

1996
First Quarter.................................    2-1/4                2-1/4
Second Quarter................................    4                    4
Third Quarter.................................    4                    2
Fourth Quarter................................    2                    2

                              SELLING STOCKHOLDERS


     The following table sets forth certain information regarding the ownership of shares of Common Stock by the Selling Stockholders as of November 16, 1998, and as adjusted to reflect the sale of the shares. The information in the table concerning the Selling Stockholders who may offer any stock from time to time is based on information provided to the Company by such stockholders. Information concerning the Selling Stockholders may change from time to time and any changes of which the Company is advised will be set forth in a Prospectus Supplement to the extent required. See "Plan of Distribution".


                                                     Beneficial
                                                      Ownership
                                                      Prior to                                     Beneficial Ownership
                                                     Offering (1)                                    After Offering (1)
                                                     ------------                              -------------------------
                                                                        Number of                            Percentage of
                                                      Number of           Shares              Number of         Shares
         Name and Address                              Shares          to be Sold               Shares        Outstanding
         ----------------                              ------          ----------               ------        -----------

Mashov Computers
    Marketing Ltd. ................(2)               2,214,565        2,214,565(3)
Elron Electronic Industries Ltd. ..(4)                 253,801          253,801(3)                 --               --
Special Situations Private Equity
    Fund, L.P......................(5)                 170,454          170,454(3)                 --               --
Brean Murray & Co., Inc............                    153,356          153,356(3)                 --               --
Rho Management Trust I............ (6)                 145,833          104,167                41,666               --
SIL Nominees.......................                    140,965          140,965(3)                 --               --
Gilbert H. Steinberg...............                    100,901           69,969                30,932               --
Star Group ........................(7)                 100,578           58,912                41,666               --
Helix Capital II, LLC..............                     96,422           96,422(3)                 --               --
Special Situations
   Fund III, L.P...................(5)                  56,899           56,899                    --               --
Jan Mitchell ......................                     33,750           33,750(3)                 --               --
Uzi Zucker.........................                     26,250           26,250(3)                 --               --
Guy Jester, executor, Estate of
Joram D. Rosenfeld.................                     24,643           24,643                    --               --
Special Situations Cayman Fund,
 L.P...............................(5)                  18,966           18,966(3)                 --               --




                                                     Beneficial
                                                      Ownership
                                                      Prior to                                     Beneficial Ownership
                                                     Offering (1)                                    After Offering (1)
                                                     ------------                              -------------------------
                                                                        Number of                            Percentage of
                                                      Number of           Shares              Number of         Shares
         Name and Address                              Shares          to be Sold               Shares        Outstanding
         ----------------                              ------          ----------               ------        -----------

Awad & Associates L.P .............                     18,750           18,750(3)                 --               --
FM Multi-Strategy Investment
    Fund L.P. .....................                     18,750           18,750(3)                 --               --
A. Brean Murray ...................                     18,750           18,750(3)                 --               --
Brean Murray Profit Sharing
Trust..............................                     18,750           18,750(3)                 --               --
Dorothy Finsilver Trust............                     18,750           18,750(3)                 --               --
Joan M. Finsilver..................                     18,750           18,750(3)                 --               --
Michael R. Bruce...................                     15,000           15,000(3)                 --               --
Norman C. Fields...................                     11,250           11,250(3)                 --               --
James F. Joy.......................                      8,625            8,625(3)                 --               --
Daniel B. Katz and Gail P. Katz
JTTEN..............................                      8,625            8,625(3)                 --               --
David J. Mitchell..................                      8,625            8,625(3)                 --               --
Delaware Charter TTEE
Retirement Plan DTD-1-1-78 FBO
Robert S. Anderson...............                        7,125            7,125(3)                 --               --
Chester A. Barrand.................                      6,250            6,250(3)                 --               --
James R. Tesone and Nancy
Barrand JTTEN......................                      4,625            4,625(3)                 --               --
Steven Margulies...................                      4,500            4,500(3)                 --               --
Hilltop Offshore Limited...........                      3,750            3,750(3)                 --               --
Hilltop Partners, L.P..............                      3,750            3,750(3)                 --               --
The R Trust........................                      3,750            3,750(3)                 --               --
Wolfson Equities...................                      3,750            3,750(3)                 --               --
Wolfson Family Trust...............                      3,750            3,750(3)                 --               --
GR&SA Beachley.....................                      3,750            3,750(3)                 --               --



                                                     Beneficial
                                                      Ownership
                                                      Prior to                                     Beneficial Ownership
                                                     Offering (1)                                    After Offering (1)
                                                     ------------                              -------------------------
                                                                        Number of                            Percentage of
                                                      Number of           Shares              Number of         Shares
         Name and Address                              Shares          to be Sold               Shares        Outstanding
         ----------------                              ------          ----------               ------        -----------
Elizabeth A. Clements, Trustee
u/w J. A. Clements.................                      3,750            3,750(3)                 --               --
Margaret H. Duckworth..............                      3,750            3,750(3)                 --               --
Brian Harra IRA Rollover...........                      3,750            3,750(3)                 --               --
Gordon W. McCoun IRA...............                      3,750            3,750(3)                 --               --
Joseph A. Vafi and Roxanne M.
    Vafi (JTTEN)...................                      3,750            3,750(3)                 --               --
Steven Slawson.....................                      2,875            2,875(3)                 --               --
Peter Coolidge IRA.................                      1,250            1,250(3)                 --               --
David M. Holzer....................                      1,250            1,250(3)                 --               --
Christopher D. Illick..............                      1,250            1,250(3)                 --               --
Craig Kornreich....................                      1,250            1,250(3)                 --               --
Joseph Kornreich...................                      1,250            1,250(3)                 --               --
Stacey Kornreich...................                      1,250            1,250(3)                 --               --
John C. Moore, III.................                      1,250            1,250(3)                 --               --
Lance Zipper.......................                      1,250            1,250(3)                 --               --
Neal M. Richard....................                        625              625(3)                 --               --


----------------------


(1) Calculated pursuant to Rule 13d-3 promulgated under the Exchange Act. Accordingly, with respect to each particular beneficial owner, the number of shares of Common Stock gives effect to the deemed exercise of such owner's options and warrants (which are currently exercisable or exercisable within 60 days). Except as otherwise disclosed in the footnotes below, the shares listed in this column for a person named in this table are directly held by such person, with sole voting and dispositive power.

(2) Address is 5 HaPlada Street, Or-Yehuda, Israel. MCM is an 80% owned subsidiary of Mashov Computers Ltd., which is also located at 5 HaPlada Street, Or-Yehuda, Israel. Mashov Computers Ltd. may be deemed the beneficial owner of the shares registered in the name of MCM.

(3) Includes shares of Common Stock issuable upon exercise of currently exercisable warrants held by:

     Brean Murray Co., Inc. - 153,356 shares
     Mashov Computers Marketing Ltd. - 132,045 shares
     Elron  Electronic  Industries Ltd. - 22,500 shares
     Special Situations  Private  Equity  Fund,  L.P. - 56,818  shares
     SIL  Nominees - 46,988 shares
     Helix Capital II, LLC - 12,500 shares
     Jan Mitchell - 11,250 shares
     Uzi Zucker - 8,750 shares
     Awad & Associates L.P. - 6,250 shares
     FM Multi-Strategy  Investment  Fund L.P. - 6,250  shares
     A.  Brean  Murray - 6,250 shares
     Brean Murray  Profit  Sharing  Trust - 6,250 shares
     Dorothy Finsilver  Trust - 6,250 shares
     Chester A. Barrand - 6,250 shares
     Joan M. Finsilver - 6,250 shares
     Michael R. Bruce - 5,000 shares
     James R. Tesone and Nancy  Barrand  JTTEN - 4,625 shares
     Norman C. Fields - 3,750 shares
     James F. Joy - 2,875 shares
     Daniel B. Katz and Gail P. Katz JTTEN - 2,875 shares
     David J. Mitchell - 2,875 shares
     Steven Slawson - 2,875 shares
     Delaware Charter TTEE Retirement Plan DTD 1-1-78 FBO Robert S. Anderson
         - 2,375 shares
     Steven  Margulies - 1,500 shares
     Hilltop  Offshore Limited - 1,250 shares
     Hilltop Partners,  L.P. - 1,250 shares
     The R Trust - 1,250 shares
     Wolfson Equities  - 1,250  shares
     Wolfson  Family  Trust -  1,250  shares
     GR&SA Beachley - 1,250 shares
     Elizabeth A. Clements, Trustee u/w J.A. Clements - 1,250 shares Peter Coolidge IRA - 1,250 shares
     Margaret H.  Duckworth - 1,250 shares
     Brian Harra  IRA  Rollover  - 1,250  shares
     David  M.  Holzer  - 1,250  shares
     Christopher  D. Illick - 1,250  shares
     Craig  Kornreich  - 1,250  shares
     Joseph Kornreich - 1,250 shares
     Stacey Kornreich - 1,250 shares

     Gordon W. McCoun IRA - 1,250 shares
     John C. Moore, III - 1,250 shares
     Joseph A. Vafi and Roxanne M. Vafi (JTTEN) - 1,250 shares
     Lance Zipper - 1,250 shares
     Neal M. Richard - 625 shares

(4)  Address is Advanced Technology Center, P.O. Box 1573, Haifa, Israel.

(5) Special Situations Fund III, L.P., Special Situations Private Equity Fund, L.P., and Special Situations Cayman Fund, L.P. are affiliated entities managed through investment advisers principally owned by Austin W. Marxe and David Greenhouse, each of whom, according to a Schedule 13D filed with the Securities and Exchange Commission on December 17, 1997, possesses sole voting and dispositive power over the shares beneficially owned by the Special Situations entities. The address of each of the Special Situations entities is 153 East 53rd Street, 51st Floor, New York, New York 10022.

(6) Rho Management Partners L.P. may be deemed the beneficial owner of shares registered in the name of Rho Management Trust I, pursuant to an investment advisory agreement that confers sole voting and dispositive power over such shares to Rho Management Partners L.P. The 145,833 shares of Common Stock attributed to Rho Management Trust I includes 41,666 shares held of record by Gilbraltar Trust.

(7) The "Star Group" includes the following shareholders of the Company: Justy Ltd. (32,674 shares); SVE Star Ventures Enterprises No. II Gbr (14,076 shares); SVE Star Ventures Enterprises No. III Gbr (37,177 shares); Star
     Management of Investments (1993) L.P. (13,449 shares); and SVE Star Ventures Enterprises No. III AGbr (3,202 shares). To the Company's best knowledge, Dr. Meir Barel possesses sole voting and dispositive power over the shares beneficially owned by the Star Group.


                          DESCRIPTION OF CAPITAL STOCK


     At October 30, 1998, there were outstanding an aggregate of 3,446,163 shares of Common Stock, and no shares of Preferred Stock of the Company. At October 30, 1998, there were 104 holders of record of the Company's Common Stock.


Common Stock

     The Company is authorized to issue up to 20,000,000 shares of Common Stock, $.01 par value per share. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will, when issued and paid for, be fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

Preferred Stock

     The Company is authorized to issue up to 5,000,000 shares of Preferred Stock, $.001 par value per share. The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue such shares of Preferred Stock in one or more series. Each such series of Preferred Stock will have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as are determined by the Board of Directors.

     The purpose of authorizing the Board of Directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The existence of the authorized but undesignated Preferred Stock may have a depressive effect on the market price of the Common Stock. The Company has no present plans to issue any shares of Preferred Stock.

Delaware  Law  and  Certain   Provisions   of  the  Company's   Certificate   of
Incorporation and By-Laws

     The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within the prior three years did own) 15% or more of the corporation's voting stock.

     The Company's By-Laws provide that the Company shall have a single class of directors. The Company's By-Laws further provide that vacancies on the Board of Directors may be filled only with the approval of a majority of the Board of Directors then in office, except vacancies occurring as a result of the removal of directors by stockholders, without cause, shall be filled by a vote of the stockholders.

     The Company's By-Laws provide that, after the closing of this Offering, any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders.
This provision could have the effect of delaying until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities of the Company. This provision may also discourage another person or entity from making a tender offer for the Common Stock because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder only at a duly called meeting of stockholders, and not by written consent. The mere existence of this provision may have a depressive effect on the market price of the Common Stock. See "Risk Factors - Anti-takeover Provisions."

Transfer Agent and Registrar

     The transfer agent and registrar for the Company's Common Stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

1997 Warrants


     The 1997 Warrants expire on December 10, 1999, and are subject to extension as provided in the 1997 Warrant Agreement. The 1997 Warrants are exercisable at $4.40 per share and are callable at any time after the share price of the Common Stock, as determined by the closing bid price on the Nasdaq OTC Bulletin Board (or the closing sale price if listed on the Nasdaq National Market or Small Cap Market) has closed at or above $8.00 for any 20 consecutive trading day period preceding the call date. Such call may only be made by the Company within 15 business days after the Common Stock has closed at or above $8.00 for any 20 consecutive trading day period.


Other Warrants

     The Brean Murray Warrants have a five-year term expiring on January 4, 2003. Such warrants are not callable but may be exercised via a "cashless exercise." The number of shares to be issued in a cashless exercise which entails an exchange of Brean Murray Warrants for Common Stock, will be computed by subtracting the warrant exercise price of such warrant from the closing bid price of the Common Stock on the date of the cashless exercise and multiplying that amount by the number of shares represented by the warrants and dividing by the closing bid price as of that date. Of the 153,356 Brean Murray Warrants, 76,678 warrants are exercisable at $4.40 per share, 38,339 warrants are exercisable at $5.68 per share and 38,339 warrants are exercisable at $8.56 per share.

     The Company also has outstanding warrants to purchase a total of 15,250 shares of Common Stock. These warrants, which were issued to various investment banking firms prior to 1997 have exercise prices ranging from $20.00 to $50.00 per share. Of such warrants, 4,500 warrants have an exercise price of $20.00 per share and expire on December 31, 1998, 7,500 warrants have an exercise price of $40.00 per share and expire on May 15, 2000 and 3,250 warrants have an exercise price of $50.00 per share and expire on September 30, 2002.

                              CONDITIONS IN ISRAEL

     The Company's operations are conducted primarily in Israel and, accordingly, the Company is directly affected by economic, political and military conditions in that country. The operations of the Company could be materially adversely affected if major hostilities involving Israel should occur in the Middle East or if trade between Israel and its present trading partners should be curtailed.

Economic Conditions

     During calendar years 1990 through 1997, Israel's gross domestic product increased by 6.2%, 6.7%, 3.4%, 6.5%, 6.8% and 7.0%, respectively. The Israeli Government's monetary policy contributed to relative price and exchange rate stability during most of these years despite fluctuating rates of economic growth and a high rate of unemployment. However, the slowdown in 1996 in the peace process had an adverse effect on foreign investment, but it was mostly the economy's structural problems that led to a dramatic drop in economic growth, down from 7.1% in 1995 to 2.1% in 1997.

     The following table sets forth, for the periods indicated, certain information with respect to the rate of inflation in Israel, the rate of devaluation of the NIS against the dollar, and the rate of inflation in Israel adjusted for such devaluation:

                                                Israeli            Israeli            Israeli            Israeli annual
                                                consumer           annual             annual                inflation
                                                 price            inflation     devaluation               adjusted for
Year ended December 31,                         index (1)         rate (2)            rate(3)            devaluations(4)
-----------------------                      ---------------  ----------------  -------------------  -------------------
1990.......................................       176.3              17.6%               4.3%               12.7%
1991.......................................       208.1              18.0               11.5                 5.8
1992.......................................       227.6               9.4               21.1                (9.7)
1993.......................................       253.2              11.2                8.0                 3.0
1994.......................................       289.8              14.5                1.1                13.2
1995.......................................       313.3               8.1                3.9                 4.0
1996.......................................       346.5              10.6                3.7                 6.6
1997.......................................       370.7               7.0                8.8                (1.7)


______________
(1) For purposes of this table, the Israeli CPI figures use 1987 as a base equal to 100. These figures are based on reports of the Israel Central Statistics Bureau.

(2) Annual inflation is the percentage change in the Israeli CPI between December of the year indicated and December of the preceding year. (3) Annual devaluation is the percentage increase in the value of the dollar in relation to the Israeli currency during the year indicated. (4) Annual inflation adjusted for devaluations is obtained by dividing the Israeli annual inflation rate (column 2 plus 1.0) by the devaluation rate (column 3 plus 1.0), minus 1.0.

     The following table sets forth certain information concerning exchange rates of the dollar into NIS for the periods indicated, as published by the Bank of Israel:

                         Exchange Rate (NIS per $1.00)
___________________________________________________________________________________________________________________
        Calendar Year
      Ended December 31,            Year-End(1)            Average(2)                High                    Low
___________________________________________________________________________________________________________________

1992                                   2.764                 2.478                  2.764                   2.316
1993                                   2.986                 2.284                  2.986                   1.728
1994                                   3.018                 3.013                  3.057                   2.969
1995                                   3.135                 3.011                  3.135                   2.951
1996                                   3.251                 3.194                  3.299                   3.101
1997                                   3.536                 3.465                  3.587                   3.314

__________________
(1) The year-end rate is the representative rate of exchange between the NIS and the dollar at December 31 of the year indicated as reported by the Bank of Israel.

(2) Determined by averaging the exchange rate on the last day of each month during the relevant period.

Trade Agreements

     Israel is a member of the United Nations, The International Monetary Fund, the International Bank for Reconstruction and Development and the International Finance Corporation. Israel is a signatory to the General Agreement on Tariffs and Trade, which provides for reciprocal lowering of trade barriers among its members. In addition, Israel has been granted preferences under the Generalized System of Preferences from the United States, Australia, Canada and Japan. These preferences will allow Israel to export the products covered by such programs either duty-free or at reduced tariffs.

     Israel and the EEC (known now as the "European Union") concluded a Free Trade Agreement in July 1975 which confers certain advantages with respect to Israeli exports to most European countries and obligates Israel to lower its tariffs with respect to imports from these countries over a number of years. In 1985, Israel and the United States entered into an agreement to establish a Free Trade Area ("FTA"). The FTA has eliminated all tariff and certain non-tariff barriers on most trade between the two countries. On January 1, 1993, an agreement between Israel and the EFTA, which includes Austria, Norway, Finland, Sweden, Switzerland, Iceland and Liechtenstein, established a free-trade zone between Israel and the EFTA nations. In recent years, Israel has established commercial and trade relations with a number of other nations, including Russia, China and nations in Eastern Europe, with which Israel had not previously had such relations.

Political Environment

     Since the establishment of the State of Israel in 1948, a state of hostility has existed, varying in degree and intensity, between Israel and the Arab countries. In addition, Israel and companies doing business with Israel have been the subject of an economic boycott by the Arab countries since Israel's establishment. Furthermore, following the Six-Day War in 1967, Israel commenced administering the territories of the West Bank and the Gaza Strip and, since December 1987, increased civil unrest has existed in these territories. Although, as described below, Israel has entered into various agreements with Arab countries and the Palestine Liberation Organization ("PLO") and various declarations have been signed in connection with efforts to resolve some of the aforementioned problems, no prediction can be made as to whether a full resolution of these problems will be achieved or as to the nature of any such resolution.

     In 1979, a peace agreement between Israel and Egypt was signed under which full political relations were established, however, economic relations between those countries have been very limited. In September 1993, a joint Israeli-Palestinian Declaration of Principles was signed by Israel and the PLO in Washington, D.C., outlining interim Palestinian self-government arrangements. Since then, Israel has transferred the civil administration of the Gaza Strip, Jericho and certain other areas of the West Bank to the Palestinian Authority and the Israeli army has withdrawn from these areas. In January 1996, elections were held for the election of representatives to the Palestinian Authority. Since mid-1997 Israel has limited access to and from the Palestinian Authority territories in response to a series of terrorist attacks.

     In October 1994, Israel and Jordan signed a peace treaty that provides, among other things, for the commencement of full diplomatic relations between the two countries, including the exchange of ambassadors and consuls. Although Israel has entered into various agreements with certain Arab countries and the PLO, and various declarations have been signed in connection with the efforts to resolve some of the economic and political problems in the Middle East, no prediction can be made as to whether a full resolution of these problems will be achieved or as to the nature of any such resolution. To date, Israel has not entered into a peace treaty with either Lebanon or Syria. Since 1997 the peace process has stagnated and there can be no assurance as to how or whether the peace process will develop or what effect it will have on the Company.

Army Service

     Generally, all male adult citizens and permanent residents of Israel under the age of 54 are, unless exempt, obligated to perform 30 to 60 days of military service duty annually. Additionally, all such residents are subject to being called to active duty at any time under emergency circumstances. Some of the employees of the Company currently are obligated to perform annual reserve duty. While the Company has operated effectively under these and similar requirements in the past, no assessment can be made of the full impact of such requirements on the Company in the future, particularly if emergency circumstances occur, and no prediction can be made as to the effect on the Company of any expansion or reduction of such obligations.

                              PLAN OF DISTRIBUTION


     The   Company  is   registering   the  Shares  on  behalf  of  the  Selling
Shareholders. As used herein, "Selling Shareholders" includes donees and pledgees selling shares received from a named Selling Shareholder after the date of this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Shareholders. Sales of Shares may be effected by Selling Shareholders from time to time in one or more types of transactions in the over-the-counter market, in block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in negotiated transactions, through put or call options transactions relating to the Shares or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. In addition, MCM has notified the Company that it intends to distribute its 2,214,565 Shares to its shareholders. The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Shareholders. All costs, expenses and fees in connection with the registration of the Shares offered hereby, estimated to be $30,000, will be borne by MCM.


     The Selling Shareholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The Selling Shareholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Company has agreed to indemnify each Selling Shareholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

     Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. The
Company has informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange act may apply to their sales in the market.

     Selling Shareholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

     There is no assurance that any Selling Stockholder will sell any or all of the Shares described herein and selling stockholders may transfer, devise or gift such securities by other means not described herein.

     Upon the Company being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s); (ii) the number of shares involved; (iii) the price at which such shares were sold; (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s) where applicable; (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (vi) other facts material to the transaction. In addition, upon the Company being notified by a Selling Shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this Prospectus will be filed.

     The Company is permitted to suspend the use of this Prospectus in connection with sales of the Shares by holders during periods of time under certain circumstances relating to pending corporate developments and public filings with the Commission and similar events.


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act. The Company's By-Laws provide that the Company will indemnify its directors and officers to the fullest extent permitted by law and require the Company to advance litigation expenses upon receipt by the Company of an undertaking from the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. The By-Laws further provide that rights conferred under the By-Laws will not be deemed to be exclusive of any other right such persons may have or acquire under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     The Company's Certificate of Incorporation provides that, pursuant to Delaware law, its directors will not be liable for monetary damages for breach of the directors' fiduciary duty to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefits to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.


                                  LEGAL MATTERS

     Certain legal matters with respect to the Shares offered hereby will be passed upon for the Company by Carter, Ledyard & Milburn, New York, New York.

                                     EXPERTS

     The consolidated financial statements of Mentortech Inc. incorporated by reference herein from Mentortech Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference in reliance upon said report given upon the authority of such firm as an expert in accounting and auditing.

=======================================================                ==================================================


         No person has been authorized in connection
with the offering made hereby to give any information
or to make any representation not contained in this
Prospectus, and, if given or made, such information or
representation must not be relied upon as having been
authorized by the Company or any Underwriter. This                                      3,664,997 Shares
Prospectus does not constitute an offer to sell or a                                           of
solicitation of any offer to buy any of the securities                                    Common Stock
offered hereby to any person or by anyone in any juris-
diction in which it is unlawful to make such offer or
solicitation. Neither the delivery of this Prospectus nor
any sale made hereunder shall, under any circumstances,
create any implication that the information con-
tained herein is correct as of any date subsequent to the
date hereof.                                                                            MENTORTECH INC.









                   TABLE OF CONTENTS
                                                              Page
                                                              ----
Available Information..................................        3
Forward Looking Statements.............................        3
Incorporation of Certain Documents by
           Reference...................................        4
Prospectus Summary.....................................        5                           PROSPECTUS
Risk Factors...........................................        9
Use of Proceeds........................................       13
Price Range of Common Stock............................       13
Selling Stockholders...................................       14
Description of Capital Stock...........................       18
Conditions in Israel ..................................       21
Plan of Distribution...................................       24
Indemnification for Securities Act Liabilities.........       25
Legal Matters..........................................       26                         November , 1998
Experts................................................       26






=======================================================                ==================================================


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

     The expenses of the issuance and distribution of the securities being registered hereby, other than selling discounts and commissions, are estimated as follows:


Securities and Exchange Commission registration fee................... $   2,414
Legal fees and expenses...............................................    15,000
Accountants' fees and expenses........................................     5,000
Printing and engraving expenses ......................................     3,000
Blue sky fees and expenses ...........................................       500
Transfer Agent's fees ................................................     3,500
Miscellaneous.........................................................       586
                                                                        --------
     Total............................................................   $30,000
                                                                         =======

     All of such expenses will be paid by Mashov Computers Ltd.


Item 15.  Indemnification of Directors and Officers.

     Pursuant to the provisions of Section 145 of the Delaware General Corporation Law (the "DGCL") the Company has the power to indemnify certain persons, including its officers and directors, under stated circumstances and subject to certain limitations, for liabilities incurred in connection with services performed in good faith for the Company or for other organizations at the request of the Company.

     Article VIII of the Company's Certificate of Incorporation, as amended, provides that no director of the Company shall be liable for monetary damages for breach of fiduciary duty, except to the extent that the DGCL prohibits the elimination of liability of directors for breach of fiduciary duty.

     Article IX of the Company's Certificate of Incorporation, as amended, provides that a director or officer of the Company (a) shall be indemnified by the Company against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Company) brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Company against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Company brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses.

     Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Company against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Article IX of the Company's Certificate of Incorporation, as amended, further provides that the indemnification provided therein is not exclusive and provides that in the event that the Delaware General Corporation Law is amended to expand or limit the indemnification permitted to directors or officers, the Company must indemnify those persons to the fullest extent permitted by such law, as so amended.

Item 16. Exhibits.


Exhibit
Number                 Description of Exhibit
------                 ----------------------


2.1 Stock Purchase Agreement dated February 6, 1997 and effective February 13, 1997 by and between the Company and Mashov Computers Marketing Ltd.(1)

3.1  Certificate of Incorporation, as amended (2)

3.2 Certificate of Amendment of Certificate of Incorporation with regard to the change of the Company's name and the increase in the Company's authorized capital stock (3)

3.3 Certificate of Amendment of Certificate of Incorporation with regard to a reverse stock split (4)

3.4  By-Laws (5)

*5.1 Opinion of Carter, Ledyard & Milburn

10.1 Lease for premises situated at 462 Seventh Avenue, 4th Floor, New York, New York (6)

10.2 1997 Stock Option Plan (7)

10.3 Employment Agreement of Roy Machnes (8)

10.4 Employment Agreement of Elan Penn (8)

10.5 Employment Agreement of Terry I. Steinberg (8)

23.1 Consent of Ernst & Young LLP

*23.2 Consent of Carter, Ledyard & Milburn (contained in Exhibit 5.1)

*24.1 Power of Attorney (contained in the Signature Page II-6)
________________
(1) Filed as an exhibit to the Company's Current Report on Form 8-K for an event dated February 13, 1997 and hereby incorporated by reference thereto.

(2) Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1989 and hereby incorporated by reference thereto, as amended by document filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1993.

(3) Filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997 and hereby incorporated by reference thereto.

(4) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 and hereby incorporated by reference thereto.

(5) Filed as an exhibit to the Company's Form S-18 (File No. 33-19521) and hereby incorporated by reference thereto.

(6) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1993 and hereby incorporated by reference thereto.

(7) Filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997 and hereby incorporated by reference thereto.

(8) Filed as a "Related Agreement" to the Stock Purchase Agreement, which Related Agreement was filed as an exhibit to the Company's Current Report on Form 8-K for an event dated February 13, 1997 and hereby incorporated by reference thereto.

*    Previously filed

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes as follows:

     (1) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (3) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (4) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on the 16th day of November, 1998.


                                 MENTORTECH INC.



                            By: /s/Roy Machnes
                            ------------------
                                   Roy Machnes
                                   President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this registration statement and the above power of attorney have been signed below by the following persons in the capacities indicated on November 16, 1998.


Signature                              Title
---------                              -----

/s/Roy Machnes
--------------                       Chairman and President
Roy Machnes                            (Principal Executive Officer)

    *
------------------                   Executive Vice President and Director
Terry I. Steinberg


 /s/ Matthew L. Root
--------------------                 Chief Financial and Accounting Officer
Matthew L. Root


    *
---------                            Chief Operating Officer - Sivan
Elan Penn                              and Director


   *
-----------                          Director
David Assia

   *
------------
Jack Dunietz                         Director



   *
-----------                          Director
Martin Kahn







*By:/s/Roy Machnes
-------------------
    Roy Machnes
   Attorney-in-fact

                                  EXHIBIT INDEX



Exhibit
Number                Description of Exhibit
------                ----------------------

2.1 Stock Purchase Agreement dated February 6, 1997 and effective February 13, 1997 by and between the Company and Mashov Computers Marketing Ltd.(1)

3.1  Certificate of Incorporation, as amended (2)

3.2 Certificate of Amendment of Certificate of Incorporation with regard to the change of the Company's name and the increase in the Company's authorized capital stock (3)

3.3 Certificate of Amendment of Certificate of Incorporation with regard to a reverse stock split (4)

3.4  By-Laws (5)

*5.1 Opinion of Carter, Ledyard & Milburn

10.1 Lease for premises situated at 462 Seventh Avenue, 4th Floor, New York, New York (6)

10.2 1997 Stock Option Plan (7)

10.3 Employment Agreement of Roy Machnes (8)

10.4 Employment Agreement of Elan Penn (8)

10.5 Employment Agreement of Terry I. Steinberg (8)

23.1 Consent of Ernst & Young LLP

*23.2 Consent of Carter, Ledyard & Milburn (contained in Exhibit 5.1)

*24.1 Power of Attorney (contained in the Signature Page II-6)

________________
(1) Filed as an exhibit to the Company's Current Report on Form 8-K for an event dated February 13, 1997 and hereby incorporated by reference thereto.

(2) Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1989 and hereby incorporated by reference thereto, as amended by document filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1993.

(3) Filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997 and hereby incorporated by reference thereto.

(4) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 and hereby incorporated by reference thereto.

(5) Filed as an exhibit to the Company's Form S-18 (File No. 33-19521) and hereby incorporated by reference thereto.

(6) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1993 and hereby incorporated by reference thereto.

(7) Filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997 and hereby incorporated by reference thereto.

(8) Filed as a "Related Agreement" to the Stock Purchase Agreement, which Related Agreement was filed as an exhibit to the Company's Current Report on Form 8-K for an event dated February 13, 1997 and hereby incorporated by reference thereto.